Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2020 Equity Incentive Plan, 2020 Employee Stock Purchase Plan and 2010 Equity Incentive Plan of QuantumScape Corporation of our report dated September 21, 2020, with respect to the consolidated financial statements of Legacy QuantumScape Corporation included in Amendment No. 2 to the Registration Statement (Form S-1 No. 333-251433) and the related Prospectus of QuantumScape Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young

Redwood City, California

February 1, 2021